Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS
Broadview Networks
800 Westchester Ave
5th Floor
New York, NY 10573
Attn: Corey Rinker

We consent to the reference to our firm under the captain “Experts” and to the use of our report on Eureka Broadband Corporation dated April 12, 2007, in the Registration Statement (Form S-4 No. 333-xxxx) and related Prospectus of Broadview Network Holdings, Inc. and Subsidiaries for the registration of $300,000,000 aggregate principal amount of its Senior Secured Notes due 2012.
Very truly yours,
/s/ Salibello & Broder LLP
Salibello & Broder LLP
May 14, 2007